Exhibit 99.1

PATAPSCO BANCORP, INC.

For further information contact Michael J. Dee, President

410-285-9313 (email: mdee@patapscobank.com)

FOR IMMEDIATE RELEASE

12/19/08

PATAPSCO BANCORP, INC. RAISES $6 MILLION IN CAPITAL FROM SALE OF

PREFERRED STOCK UNDER THE TREASURY’S CAPITAL PURCHASE PROGRAM

Baltimore, MD. Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank announced that it has completed the sale of 6,000 shares of Preferred Stock, Series A under the TARP Capital Purchase Program for $6 million from the U.S. Treasury. The investment represents 2.85% of total risk-weighted assets at September 30, 2008. The Preferred Stock carries a 5% annual dividend yield for five years, and 9% thereafter. In addition, the Treasury has received and exercised warrants to purchase an additional $300,000 of preferred stock. These preferred shares carry a 9% annual dividend.

“We are pleased to have been selected by the U.S. Treasury, upon the recommendation of the Company’s primary federal regulator, The Federal Reserve Bank of Richmond, to be granted the opportunity to participate in this program” commented Michael J. Dee, President, Patapsco Bancorp, Inc.

The CPP is a voluntary program available only to financially sound institutions to build capital levels to support the U.S. economy by increasing the amount of available credit to businesses and consumers.

Patapsco Bancorp, Inc., a tradition since 1910, serves Baltimore County, the City and surrounding communities from its main office in Dundalk at 1301 Merritt Boulevard and its branch offices in Glen Arm at 12128 Long Green Pike; Hampden at 821 W. 36th Street; Parkville at 7802 Harford Road and Waltham Woods at 2028 E. Joppa Road. www.patapscobank.com.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.